Zion Oil & Gas Newsletter
November 13, 2009
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Dear Shareholder and/or Friend of Zion...

This past week we commemorated Veterans Day (known, outside the U.S., as Armistice Day or Remembrance Day) and also learned of the tragic massacre at Fort Hood in Texas. Our thoughts and prayers are with all the families who lost loved ones and we honor all those who died defending freedom.

On a much happier note, this week, in Dallas, Zion member of staff Kim Kaylor gave birth to a baby boy, named Gavin. Congratulations to Kim, Van, baby Gavin, and all the family.

With regard to business matters, here is this week's operations update.

The Ma'anit-Rehoboth #2 Well

In previous weeks, I have summarized the situation regarding this well.

We drilled the Ma'anit-Rehoboth #2 well to a depth of 17,913 feet (5,460 meters) and soon intend to carry out completion operations on the seven zones that warrant completion testing.

Four of the zones are in the upper (Triassic) part of the hole (and were seen in the Ma'anit #1 well) and three of the zones are in the deeper hole (drilled in the Ma'anit-Rehoboth #2 well).

The 2,000 horsepower drilling rig at the Elijah #3 location.

Zion's Chief Financial Officer, Sandra Green, at the Elijah #3 location.

The view from the Drilling Rig towards the Carmel Mountains.

Drilling Operations on the Elijah #3 Well

The photographs above were taken on Wednesday, November 11, 2009.

Drilling operations are proceeding 'according to schedule' and there is nothing adverse to report.

This past week we carried out a 'cement job'. A 'string' (a number of joints that have been screwed together) of thin-walled, steel pipe, known as 'casing', was run into the well. The casing has an outer diameter of at least 2 inches (5 centimeters) less than the wellbore diameter. The casing string is cemented to the sides of the well, so as to stabilize the well and protect the fresh water aquifers.

We cased the well from the surface down to 3,461 feet (1,055 meters) and then waited for the cement to set. We then cut the casing off at the well head and used further cement in order to stabilize the casing at the surface.

The BOP (Blow Out Preventer) is presently being connected so that we can continue to drill deeper.

As of today, Friday, November 13, 2009, we have drilled to a depth of approximately 3,468 feet (1,057 meters) and are 'right on schedule'.

Rights Offering

Our rights offering began last month and you should have received your package (or email) containing the documentation.

If your stock is held by you in certificate form and you haven't received any package or email from us, please contact us at the number shown below.

If your stock is held in a brokerage account, you should have received electronic notification. If you haven't, please contact your broker for help.

In the rights offering, a maximum of 3.6 million shares of common stock are being offered at $5.00 for each share of stock. Should the rights offering be fully subscribed, Zion will receive gross proceeds of $18 million.

Under the rights offering, stockholders have the right to purchase twenty three (23) shares of stock for every one hundred (100) shares of common stock owned on the record date.  This is identical to 0.23 subscription rights for each share of common stock owned on the record date.

If you were among the many hundreds of our stockholders who did not receive as many $5.00 shares as you subscribed for in the earlier rights offering, this is your 'second chance' opportunity. This offer is open to everyone who was a stockholder of record on October 19, 2009.

The scheduled termination date for the rights offering is November 30, 2009 but we may elect to terminate the offering prior to the scheduled expiration date by giving two business days notice. Please note that Zion may also elect to extend the rights offering beyond November 30, 2009.

We have posted on the Investor Center section of the Zion website some Frequently Asked Questions (and answers). Please click here to visit the Investor Center.

Wall Street

NASDAQ and Oppenheimer & Co. have invited Zion Oil & Gas to make a presentation at their upcoming 14th Annual Israeli Equities Conference, to be held in New York City, during February 2010.

NASDAQ has been working with Israeli companies, as well as companies like Zion Oil & Gas that are not Israeli but that have significant Israel based operations, for the past 30 years. Oppenheimer & Co. is a major provider of U.S. brokerage and investment banking service to the Israeli market. In 2009, Oppenheimer was a leading market maker in Israeli equities traded in the U.S.

The Annual Israeli Equities Conference (which is 'by invitation only') will bring together over twenty of Israel's leading companies, representing a variety of industries. The Conference will give us a great opportunity to present Zion Oil & Gas to the Wall Street investment community.

"In your good pleasure, make Zion prosper..."

Psalm 51:18

Thank you for your support of Zion and Shalom from Israel

Richard Rinberg

CEO of Zion Oil & Gas, Inc.

www.zionoil.com

FORWARD LOOKING STATEMENTS: Statements in this communication that are not historical fact, including statements regarding Zion's planned operations, geophysical and geological data and interpretation, anticipated attributes of geological strata being drilled, drilling efforts and locations, the presence or recoverability of hydrocarbons, timing and potential results thereof and plans contingent thereon and rights offering are forward-looking statements as defined in the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward looking statements are based on assumptions that are subject to significant known and unknown risks, uncertainties and other unpredictable factors, many of which are described in Zion's periodic reports filed with the SEC and are beyond Zion's control. These risks could cause Zion's actual performance to differ materially from the results predicted by these forward-looking statements. Zion can give no assurance that the expectations reflected in these statements will prove to be correct and assumes no responsibility to update these statements.

NOTICE: Zion Oil & Gas, Inc. has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about Zion Oil & Gas and its offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Zion Oil & Gas will send you the prospectus if you request it by calling toll free 1-888-TX1-ZION (1-888-891-9466).

Contact Information
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More information about Zion is available at www.zionoil.com or by contacting Michael Williams at Zion Oil & Gas, Inc.,
6510 Abrams Rd., Suite 300, Dallas, TX 75231; telephone 1-214-221-4610; email: mailto:dallas@zionoil.com